Exhibit 99.1

GRANT PARK
Grant Park Fund Weekly Commentary For the Week Ended March 24, 2016	FUND

Current Month				Rolling Performance				Rolling Risk Metrics* (April 2011 – March 2016)
Class	Week ROR	MTD ROR	YTD ROR	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	-0.61%	-3.80%	3.26%	-12.12%	-2.39%	-5.24%	0.17%	-5.24%	10.48%	-28.70%	-0.46	-0.64
B**	-0.62%	-3.88%	3.11%	-12.68%	-2.99%	-5.83%	-0.51%	-5.83%	10.49%	-30.75%	-0.52	-0.71
Legacy 1***	-0.51%	-3.38%	3.82%	-10.09%	-0.36%	-3.19%	N/A	-3.19%	10.36%	-23.67%	-0.26	-0.41
Legacy 2***	-0.52%	-3.40%	3.76%	-10.30%	-0.53%	-3.44%	N/A	-3.44%	10.37%	-24.38%	-0.29	-0.44
Global 1***	-0.53%	-3.43%	3.93%	-10.15%	0.01%	-2.77%	N/A	-2.77%	10.27%	-21.86%	-0.22	-0.36
Global 2***	-0.53%	-3.46%	3.95%	-10.26%	-0.17%	-2.98%	N/A	-2.98%	10.28%	-22.45%	-0.24	-0.39
Global 3***	-0.59%	-3.60%	3.56%	-11.78%	-1.77%	-4.59%	N/A	-4.59%	10.30%	-26.24%	-0.40	-0.58
S&P 500 Total Return Index****	-0.65%	5.52%	0.14%	0.57%	11.38%	11.31%	6.88%	11.31%	12.11%	-16.26%	0.95	1.56
Barclays Capital U.S. Long Gov Index****	0.12%	-0.88%	7.11%	1.89%	5.73%	9.32%	7.79%	9.32%	11.50%	-15.54%	0.83	1.51
*	Performance metrics are calculated using month-to-date performance estimates. All performance data is subject to verification.
**	Units began trading in August 2003.
***	Units began trading in April 2009.
****	Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
	Sector			Market		Sector			Market
Sector	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	24%					26%
Energy	6%	Short	Natural Gas	2.7%	Short	6%	Short	Natural Gas	3.0%	Short
			Crude Oil	0.7%	Long			Crude Oil	0.8%	Long
Grains/Foods	10%	Short	Sugar	1.5%	Long	11%	Short	Sugar	1.6%	Long
			Soybean	1.4%	Long			Soybean	1.5%	Long
Metals	8%	Long	Gold	3.0%	Long	9%	Long	Gold	3.3%	Long
			Copper	1.5%	Long			Copper	1.7%	Long
FINANCIALS	76%					74%
Currencies	21%	Short $	Australian Dollar	4.0%	Long	20%	Short $	Australian Dollar	4.4%	Long
			British Pound	2.9%	Short			British Pound	3.2%	Short
Equities	25%	Long	S&P 500	5.5%	Long	24%	Long	S&P 500	6.7%	Long
			Nasdaq	2.6%	Long			Nasdaq	2.8%	Long
Fixed Income	30%	Long	Bunds	5.0%	Long	30%	Long	Bunds	5.3%	Long
			U.S. Treasury Bonds	2.8%	Long			U.S. Treasury Bonds	3.1%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

Crude oil markets finished the week unchanged after erasing early week gains that followed reports indicating U.S. stockpiles had increased more than expected. Natural gas and heating oil markets declined on forecasts for warmer weather across the U.S.

Grains/Foods

Soybean prices increased on positive export sales data. Cocoa markets declined 5% as rains in West Africa led to expectations of abundant supplies and on speculation the terrorist attacks in Brussels could reduce overall demand across Europe, which is the world’s largest cocoa-consuming region. Coffee prices fell due to a weaker Brazilian real and expectations of a larger crop this year.

Metals

Precious metals moved lower, pressured by a stronger dollar and comments by the Federal Reserve that it would consider another interest rate hike as early as April if the U.S. economy continues to improve. Base metals also moved lower as the U.S. dollar strengthened and the U.S. Commerce Department reported a decrease in demand.

Currencies

The U.S. dollar strengthened against its global counterparts after the Federal Reserve indicated it may raise interest rates again in April and the chairman of the Chicago Federal Reserve said that he expects two more rate hikes this year. The British pound weakened after the terrorist attacks on Brussels renewed fears of a British exit from the European Union. The Canadian dollar weakened as oil prices declined.

Equities

U.S. and U.K equity markets declined slightly due to profit taking as expectations of an interest rate hike by the Federal Reserve increased. Fallout from the attacks in Belgium also weighed on the markets. The Nikkei Index rose over 2% on a weaker Japanese yen.

Fixed Income

U.S. treasury markets finished slightly lower after the release of revised fourth quarter GDP data that was stronger than expected and on expectations of an interest rate hike next month. U.K. fixed income markets rose on expectations the European Central Bank will expand its asset-buying program.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset):  A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR):  This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor’s 500 Total Return Index (S&P 500 Index):  A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return. Investors cannot directly invest in an index and unmanaged index returns do not reflect any fees, expenses or sales charges.

Risk Metrics Chart

Drawdown:  A drawdown is any losing period during an investment’s performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park’s drawdowns are computed based on month-end equity values.

Sharpe Ratio:  A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio:  A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation:  Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.